Exhibit 3.12(c)
State of Delaware Secretary of State Division of Corporations D’ivered 12:22 PM 03/15/2011 LED 12:12 PM 03/15/2011 110298978 — 4082059 FILE STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certLf FIRST: That at a meeting of the Board of Directors of Concrete XXXIIT Acquisition, Inc. — resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation far considcratlon thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thorcof numbered” FIRST “so that, as amended, said Article shall be and read as follows: The name of the corporation (hereinafter cafled the “corporation) is U.S. Concrete Texas Holdings, Inc. SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the Slate of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. Tfi[RD: That said amendment was duly adopted in accordance wIth the provisions of Section 242 of the General Corporation Law of the State of Dclaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of Oii. utho’Lzed Officer Title: Ida t Name: . Ljndcmaii Print or Type

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